Calculation of Filing Fee Tables
F-3
Sportradar Group AG
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Ordinary Shares	457(r)	26,450,000	$ 22.50	$ 595,125,000.00	0.0001531	$ 91,113.64
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 595,125,000.00		$ 91,113.64
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 91,113.64
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the registrant's registration statement on Form F-3 (File No. 333-286679) (the "Registration Statement") also covers any additional Class A Ordinary Shares which become issuable in connection with any share split, share dividend or pursuant to anti-dilution provisions of Class A Ordinary Shares registered pursuant to the Registration Statement. (2) Calculated in accordance with Rule 457(r) under the Securities Act. Payment of the registration fee at the time of filing of the Registration Statement on April 22, 2025 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. (3) Includes 3,450,000 Class A Ordinary Shares issuable upon exercise of the underwriters' option to purchase additional Class A Ordinary Shares.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $595,125,000.00. The prospectus is a final prospectus for the related offering.